EXHIBIT (a)(1)(ix)

********* REPLACEMENT ********

Sirona Stock Option Exchange Program

Election Form

Employee Name:
Employee ID:

If you wish to exchange eligible option grants, you must act by 5:00 p.m. U.S. EDT on Wednesday, January 21, 2009. You may change your elections as often as you wish until 5:00 p.m. EDT on Wednesday, January 21, 2009, at which time your option election, if any, in effect at that time will become irrevocable, unless the offer is extended by Sirona Dental Systems, Inc. in its sole discretion.

•	Indicate your election for each option grant in the appropriate box (“Exchange” or “Decline”).

•	Sign and date the election form and return to Sirona Dental Systems, Inc. by one of the following methods:

•	faxing to: (718) 482-2516 or

•	mailing to: 30-30 47th Avenue, Suite 500, Long Island City, New York 11101, Attn: Investor Relations or

•	scanning and e-mailing to: optionexchangeacceptance@sirona.com

•	Election forms SHOULD NOT be returned via inter-office mail.

Questions about the Exchange Program can be directed:

•	By phone at (718) 482-2285. You will have the ability to leave a voice message on these extensions.

•	By e-mail to optionexchangeacceptance@sirona.com.

Eligible Options
Option Grant Date	Shares Subject to Option Grant	Exercise Price (per share)	Exchange Ratio	Shares Subject to Replacement Option	Exchange*	Decline*
					☐	☐
					☐	☐
					☐	☐

Note:

The exercise price of the Replacement Options will be equal to the closing price of the Company’s common stock on NASDAQ on the date the Replacement

Options are granted (currently expected to be January 21, 2009).

Signature:

Date:

For each grant, if neither Exchange/ Decline box is chosen, you will be considered to DECLINE the election